Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

PINAFORE, LLC

Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, as amended, it is hereby certified that:

1. The name of the limited liability company (the “LLC”) is Pinafore, LLC.

2. The Certificate of Formation of the LLC is hereby amended by deleting Article 1 and inserting in lieu thereof a new Article 1 to read as follows:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

Tomkins, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation on this 30th day of November, 2010.

By:	/s/ Seth Mersky
	Name:	Seth Mersky
	Title:	President